As filed with the Securities and Exchange Commission on April 5, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

CONCORDE CAREER COLLEGES, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1440321
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5800 Foxridge, Suite 500

Mission, Kansas 66202

(913) 831-9977

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CONCORDE CAREER COLLEGES, INC.

2002 LONG-TERM EXECUTIVE COMPENSATION PLAN

(Full title of plan)

Jack L. Brozman

Chairman, President and Chief Executive Officer

5800 Foxridge, Suite 500

Mission, Kansas 66202

(913) 831-9977

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Thomas W. Van Dyke

Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

(816) 374-3200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered1/	Proposed maximum offering price per unit2/	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.10 par value per share	300,000	$23.21	$6,963,000	$882.21

1/	If, prior to the completion of the distribution of the Common Stock covered by this Registration Statement, additional shares of common stock are issued or issuable as a result of a stock split or stock dividend, this Registration Statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

2/	Calculated in accordance with the provisions of Rule 457(c) using the average of the high and low prices for the Common Stock on the Nasdaq SmallCap Market on March 30, 2004.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed.

Item 2.	Registrant Information and Employee Plan Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by Concorde Career Colleges, Inc. (the “Corporation”) with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 0-16992), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K filed March 15, 2004; and

(b)	The description of the Common Stock of the Corporation contained in the Corporation’s Registration Statement of Form S-1 (Registration No. 33-21654), effective June 30, 1988 and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed comment which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or

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superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Pursuant to the amendments of the DGCL effective July 1, 1986, the corporation’s restated certificate of new corporation eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconducts or knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Concorde Career Colleges, Inc., as amended (Incorporated by reference to Exhibit 3(a) of the Annual Report on Form 10-K for the year ended December 31, 1994).

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4.1.1	Certificate of Amendment to Restated Certificate of Incorporation.*

4.2	Amended and Restated By-laws of Concorde Career Colleges, Inc. (Incorporated by reference to Exhibit 3(b) of the Annual Report on Form 10-K for the year ended December 31, 1991).

4.3	The description of the Common Stock of the Corporation (Incorporated by reference to the Corporation’s Registration Statement of Form S-1 (Registration No. 33-21654), effective June 30, 1988 and any amendment or report filed for the purpose of updating such description).

5.1	Opinion of Bryan Cave LLP as to the validity of the original issuance of the securities being registered.*

23.1	Consent of BKD, LLP.*

23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

*	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the

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changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by with or furnished to the Commission the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission, State of Kansas, on this 5 day of April, 2004.

CONCORDE CAREER COLLEGES, INC.

By	/s/ JACK L. BROZMAN

Jack L. Brozman President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jack L. Brozman, Paul R. Gardner and Gregory G. Johnson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL R. GARDNER Paul R. Gardner	Vice President and Chief Financial Officer (Principal Accounting Officer)	April 5, 2004

/s/ JAMES R. SEWARD James R. Seward	Director	April 5, 2004

/s/ JACK L. BROZMAN Jack L. Brozman	Chairman of the Board, President, Treasurer and Director (Principal Executive Officer)	April 5, 2004

/s/ THOMAS K. SIGHT Thomas K. Sight	Director	April 5, 2004

/s/ JANET M. STALLMEYER Janet M. Stallmeyer	Director	April 5, 2004

/s/ DAVID L. WARNOCK David L. Warnock	Director	April 5, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Concorde Career Colleges, Inc., as amended (Incorporated by reference to Exhibit 3(a) of the Annual Report on Form 10-K for the year ended December 31, 1994).*

4.1.1	Certificate of Amendment to Restated Certificate of Incorporation.**

4.2	Amended and Restated By-laws of Concorde Career Colleges, Inc. (Incorporated by reference to Exhibit 3(b) of the Annual Report on Form 10-K for the year ended December 31, 1991).*

4.3	The description of the Common Stock of the Corporation (Incorporated by reference to the Corporation’s Registration Statement of Form S-1 (Registration No. 33-21654), effective June 30, 1988 and any amendment or report filed for the purpose of updating such description).*

5.1	Opinion of Bryan Cave LLP as to the validity of the original issuance of the securities being registered.**

23.1	Consent of BKD, LLP.**

23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1 hereto).**

24.1	Power of Attorney (included on signature page).**

*	Previously filed.

**	Filed herewith.